PROMISSORY NOTE

December 3, 1999

FOR VALUE RECEIVED, the undersigned (“Maker”) hereby promises to pay to the order of Electric Fuel Corporation, a Delaware corporation (“EFC”), on the earlier of (a) ten years from the date of this note or (b) the date of termination of the Maker’s employment with EFC, the principal sum of One Hundred Sixty-Seven Thousand Nine Hundred Seventy-Five dollars (U.S. $167,975), together with simple interest from the date hereof on the principal amount at a per annum rate equal to 2%. Simple interest on this note will be calculated and charged, in advance, based on a term of ten years, and will be due and payable in proportional payments when principal is paid. This note may be prepaid in whole or in part at any time, without premium, penalty or prior notice.

This note is secured by a pledge to EFC of the 125,000 shares of EFC’s common stock, par value$.01 per share (the “Common Stock”), acquired with this note (the “Pledged Shares”). The recourse under this note shall only be to the Pledged Shares.

To perfect EFC’s security interest in the Pledged Shares, the Maker shall deliver to EFC the stock certificate or certificates representing the Pledged Shares, together with stock powers duly endorsed in blank. EFC shall release its security interest in the Pledged Shares in proportion to payment of principal and interest owed hereunder.

This note shall be governed by and construed in accordance with the laws (other than the conflict of law rules) of the State of New York.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 3rd day of December, 1999.

Robert S. Ehrlich
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